As filed with the Securities and Exchange Commission on September 1, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-0781620
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Baxter Parkway Deerfield, Illinois	60015-4633
(Address of Principal Executive Offices	(Zip Code)

Baxter International Inc. and Subsidiaries Deferred Compensation Plan

(Full Title of the Plan)

David P. Scharf

Corporate Vice President, General Counsel and Corporate Secretary

Baxter International Inc.

One Baxter Parkway, Deerfield, Illinois 60015-4633

(Name and address of agent for service)

224-948-2000

(Telephone number, including area code, of agent for service)

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Baxter International Inc. and Subsidiaries Deferred Compensation Plan Obligations (3)	$100,000,000	100%	$100,000,000	$11,620.00

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities. A Registration Statement on Form S-8 has been filed previously on April 10, 2003 (File No. 333-104421) covering $40,000,000 in Baxter International Inc. and Subsidiaries Deferred Compensation Plan Obligations.
(3)	The Baxter International Inc. and Subsidiaries Deferred Compensation Plan Obligations are unsecured obligations of Baxter International Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the “Plan”).

PART I

EXPLANATORY NOTE

Incorporation by Reference. This Registration Statement is filed pursuant to General Instruction E to Form S-8. The contents of the Registration Statement on Form S-8 filed on April 10, 2003 (File No. 333-10421) are incorporated herein by reference and made a part hereof.

Registration of Additional Obligations Under the Plan. This Registration Statement on Form S-8 is filed by the Registrant to register an additional $100,000,000 of Baxter International Inc. and Subsidiaries Deferred Compensation Plan Obligations (the “Obligations”), which may be awarded under the Baxter International Inc. Deferred Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 001-04448) are hereby incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 26, 2015;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 and June 30, 2015, filed with the Commission on May 6, 2015 and August 7, 2015, respectively; and

(c)	The Company’s Current Reports on Form 8-K filed on January 9, 2015, March 25, 2015, May 7, 2015, June 10, 2015, June 23, 2015 and July 7, 2015.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article NINTH of the Company’s Amended and Restated Certificate of Incorporation provides that the Company shall indemnify its and its subsidiaries’ directors and officers against certain liabilities that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware.

The Company is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to it or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article EIGHTH of the Company’s Amended and Restated Certificate of Incorporation states that to the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, directors of the Company shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. Under currently applicable Delaware law, directors will remain liable for damages for (i) a breach of their duty of loyalty to the Company and its stockholders; (ii) acts or omissions not in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) unlawful dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.

The Company has entered into indemnification agreements with its officers and directors. These agreements provide for full indemnification, including indemnification for judgments or settlements against an officer or director in favor of the Company, with certain exceptions. This indemnity could apply to liabilities under the Securities Act in certain circumstances.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on September 1, 2015.

BAXTER INTERNATIONAL INC.

By:	/s/ Robert L. Parkinson, Jr.
Robert L. Parkinson, Jr.
Chief Executive Officer

Each person whose signature appears below hereby severally constitutes and appoints James K. Saccaro, David P. Scharf and Ellen K. McIntosh, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Parkinson, Jr. Robert L. Parkinson, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 1, 2015

/s/ James K. Saccaro James K. Saccaro	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2015

/s/ Sebastian J. Bufalino Sebastian J. Bufalino	Corporate Vice President and Controller (Principal Accounting Officer)	September 1, 2015

/s/ Thomas F. Chen Thomas F. Chen	Director	September 1, 2015

/s/ Uma Chowdhry, PhD. Uma Chowdhry, Ph.D.	Director	September 1, 2015

/s/ John D. Forsyth John D. Forsyth	Director	September 1, 2015

/s/ James R. Gavin III, M.D., PhD. James R. Gavin III, M.D., Ph.D.	Director	September 1, 2015

/s/ Peter S. Hellman Peter S. Hellman	Director	September 1, 2015

/s/ Carole J. Shapazian Carole J. Shapazian	Director	September 1, 2015

/s/ Thomas T. Stallkamp Thomas T. Stallkamp	Director	September 1, 2015

/s/ K. J. Storm K. J. Storm	Director	September 1, 2015

/s/ Albert P.L. Stroucken Albert P.L. Stroucken	Director	September 1, 2015

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 10, 2013).

3.2	Bylaws, as amended and restated on May 9, 2013 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on May 10, 2013).

10.19	Baxter International Inc. and Subsidiaries Deferred Compensation Plan (amended and restated effective January 1, 2009) (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K, filed on February 19, 2009).

5.1*	Opinion of Counsel.

15.1*	Acknowledgement of PricewaterhouseCoopers LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Counsel (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page to this Registration Statement).

*	Filed herewith